Exhibit 10(a)






               LEASE FOR BRANCH OFFICE LOCATED AT TWO PENN CENTER






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                  ORESTES REAL ESTATE CORPORATION H V (LESSOR)
                  --------------------------------------------

                      UNITED BANK OF PHILADELPHIA (LESSEE)
                      ------------------------------------

                   SPACE: APPROXIMATELY 4,769 RENTABLE SQUARE
                              FEET ON GROUND FLOOR,
                          ----------------------------

                             TWO PENN CENTER PLAZA
                          ----------------------------

                          INITIAL TERM: TEN (10) YEARS
                          ----------------------------


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                                TABLE OF CONTENTS

Article                                                      Page

1.    Term . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.    Rent . . . . . . . . . . . . . . . . . . . . . . . . . . 3

3.    Security Deposit . . . . . . . . . . . . . . . . . . . . 8

4.    Condition of Premises and Lessee's Work . . . . . . . .  9

5.    Use . . . . . . . . . . . . . . . . . . . . . . . . . . 15

6.    Occupancy, Assignment and Subletting . . . . . . . . . .17

7.    Alterations . . . . . . . . . . . . . . . . . . . . . . 18

8.    Rules and Regulations . . . . . . . . . . . . . . . . . 19

9.    Fire or Other Casualty; Waiver of Subrogation . . . . . 20

10.   Lessor's Right to Enter . . . . . . . . . . . . . . . . 22

11.   Insurance . . . . . . . . . . . . . . . . . . . . . . . 22

12.   Release of Lessor . . . . . . . . . . . . . . . . . . . 24

13.   Indemnity . . . . . . . . . . . . . . . . . . . . . . . 24

14.   Repair and Maintenance; Other Services . . . . . . . .  25

15.   Utilities . . . . . . . . . . . . . . . . . . . . . . . 26

16.   Events of Default-Remedies . . . . . .. . . . . . . . . 27

17.   Intentionally Omitted . . . . . . . . . . . . . . . . . 32

18.   Subordination . . . . . . . . . . . . . . . . . . . . . 32

19.   Condemnation . . . . . . . . . . . . . . . . . . . . .  32

20.   Limitation on Lessor's Liability . . . . . . . . . . .  33

21.   Parties Bound . . . . . . . . . . . . . . . . . . . . . 33

22.   Notices . . . . . . . . . . . . . . . . . . . . . .  .  34

23.   Condition of Premises . . . . . . . . . . . . . . .  .  34

24.   Number and Gender . . . . . . . . .. . . . . . . . . .  35

25.   Captions . . . . . . . . . . . . . . . . . . . . . . .  35

26.   Amendments . . . . . . . . . . . . . . . . . . . . . .  35

27.   Partial Invalidity . . . . . . . . . . . . . . . . . .  35

28.   Lessee's Estoppel Certificate . . . . . . . . . . . . . 35

29.   Holding Over . . . . . . . . . . . . . . . . . . . . .  36

30.   Entire Agreement . . . . . . . . . . . . . . . . . . .  36

31.   Changes to Building . . . . . . . . . . . . . . . . . . 36

32.   Brokers . . . . . . . . . . . . . . . . . . . . . . . . 37

33.   Liens . . . . . . . . . . . . . . . . . . . . . . . . . 37

34.   Existing Lease . . . . . . . . . . . . . . . . . . . .  38

35.   Untenantability . . . . . . . . . . . . . . . . . . . . 39

36.   Lessor's Additional Representations and Warranties . .  39

37.   Lessor's Additional Covenants . . . . . . . . . . . . . 40

38.   Lessor's Default . . . . . . . . . . . . . . . . . . .  40

39.   Communications Antenna or Dish . . . . . . . . . . . .  41

40.   Consents and Approvals . . . . . . . . . . . . . . . .  41

41.   Authority . . . . . . . . . . . . . . . . . . . . . . . 41

42.   Condition Precedent . . . . . . . . . . . . . . . . . . 41





Exhibits

"A" = Location of the premises.

"C" = Rules and Regulations.


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                                      LEASE

     THIS LEASE made this 2nd day of February, 1994, between Orestes Real Estate Corporation B.V., a Netherlands corporation ("Lessor"), and United Bank of Philadelphia, a banking corporation organized under the laws of the Commonwealth of Pennsylvania ("Lessee").

                              W I T N E S S E T H:

     Lessor hereby demises and lets unto Lessee all that certain space constituting a portion of the ground floor level (such portion, the "premises"), as shown on the plan marked Exhibit "All attached hereto and made a part hereof, in the building known as Two Penn Center Plaza (the "building") in Philadelphia County, Philadelphia, Pennsylvania, TOGETHER WITH, and appurtenant to the premises, the right to `use in common with Lessor and other tenants, occupants and visitors to the building, the building lobby and the common walkways and sidewalks of the lot on which the building is located. Lessor and Lessee agree that the premises consists of approximately 4,769 rentable square feet of space (the "Floor Area"). The Floor Area is measured from the outside of exterior walls, shaft walls or corridors or the center of any common walls, as the case may be.

     This lease is made on and is subject to the following terms and conditions:

Article 1.  Term.

     (A) The term of this lease shall, in addition to the preoccupancy period described below, consist of an initial term and, subject to the provisions of clause (C) of this Article 1, up to two (2) extended terms of five (5) years each. As used in this lease, the phrase "preoccupancy period" shall mean the period beginning on the date hereof and ending on the earlier of the date on which Lessee opens for business with the public at the premises or the date which is four (4) months after the date on which Lessee has delivered this lease, as executed by Lessee, to Lessor, subject to extension as provided below. Lessor shall promptly execute and deliver this lease to Lessee following its receipt, and shall confirm to Lessee Lessor's obligation to advance the Allowance (as defined below) pending such execution and delivery by Lessor. During the preoccupancy period, no rent or other sums shall be due from Lessee hereunder but Lessee shall, in common with Lessor, have access to the premises for the purpose of designing and constructing Lessee's Work (as hereinafter defined). Lessor and Lessee shall cooperate


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in scheduling the construction of Lessee's Work and Lessor's Work (as hereinafter defined), which shall also be completed during the preoccupancy period, so that all such work may be completed in timely fashion within four (4) months from the date on which Lessee delivers this lease to Lessor; provided, however, that Lessee's Work shall in no event interfere with the completion of Lessor's Work.

     The initial term of this lease shall be ten (10) years beginning on the date (the "Commencement Date") which is the day immediately following the expiration of the preoccupancy period, and ending on the last day of the 120th full calendar month following the Commencement Date (such date, the "Expiration Date") (or until such term shall sooner cease and terminate as hereinafter provided). It is understood and agreed that if the term of this lease commences on a day other than the first day of a calendar month, regardless of the reason therefor, the term hereof shall end on the last day of the calendar month immediately preceding the month in which the term hereof would expire if the full stated terns hereof were measured from the actual Commencement Date of the lease. When the Commencement and Expiration Dates have been determined as herein provided, either party hereto shall, at the written request of the other, join in the execution of a written addendum to this lease confirming such Commencement and Expiration Dates.

     (B) For the purposes of this lease, the term "lease year" shall mean a period of 12 consecutive calendar months, the first full lease year commencing on the Commencement Date, and each succeeding lease year shall commence on the anniversary date of the first lease year. Any portion of a lease year which is less than a full lease year shall be a partial lease year.

     (C) Provided that there is no outstanding and uncured event of default (as defined below) under this lease, Lessee shall have the option, subject to the terms and conditions of this clause (C), to extend the term of this lease for two (2) additional consecutive renewal periods of five (5) years each, the first renewal period commencing on the first day following the day on which the initial term expires and terminating sixty (60) calendar months thereafter, and the second renewal period (which shall only be available if Lessee has properly exercised the first renewal period) commencing on the first day following the day on which the first renewal period expires and terminating sixty (60) calendar months thereafter, such renewal periods being upon all the same terms and conditions contained herein (except that no further renewal options shall be created in favor of Lessee) or then in effect, except that the minimum rent due for

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such renewal periods, determined separately for each renewal period, shall be determined as provided in Article 2, below. In the event Lessee desires to exercise the foregoing renewal options, Lessee shall notify Lessor, in writing (the "First Notice"), not less than nine (9) calendar months before the expiration date of the then-current term. Promptly following Lessor's receipt of Lessee's First Notice, the Market Rent (as defined in Article 2 hereof) shall be determined pursuant to provisions of Article 2 for the applicable renewal period. Lessee may only exercise the renewal options provided herein by sending the Second Notice (as defined in Article 2 hereof) to Lessor on or before the date which is six (6) months prior to the expiration date of the then-current term, time being of the essence, which Second Notice shall constitute formal exercise of the applicable renewal option. If Lessee fails to send the Second Notice in the manner and within the time herein set forth or cancels the First Notice as provided in Article 2 hereof in timely fashion, this lease shall expire on the expiration date of the then-current term. If Lessee properly exercises the renewal option by sending the Second Notice, this lease shall continue through the applicable renewal period on the terms and conditions herein set forth but at the new minimum rent determined pursuant to Article 2 hereof, and such change in minimum rent shall not impair or affect in any manner Lessee's obligations with respect to additional rent hereunder. Lessee's Second Notice shall constitute an amendment to this lease and no further amendment shall be necessary in order to confirm the terms of such renewal option, but Lessee shall, at Lessor's written request, enter into an appropriate written amendment to this lease confirming the exercise of such renewal option, the minimum rent due hereunder for the applicable renewal period and the new Expiration Date of this lease. If Lessee does so exercise said renewal option, the minimum rent shall be determined pursuant to Article 2 hereof and shall be binding on both parties when so determined. Lessee shall have no other right or option to extend the term of this lease except as expressly set forth in this clause (C).

Article 2.  Rent.

     (A) Minimum Rent.

          (i) Lessee covenants and agrees to pay to Lessor annual minimum rent in the amounts set forth below for the periods indicated, which annual minimum rent shall be paid by Lessee without notice, demand or, except as otherwise expressly provided to the contrary in this lease, set-off in the respective monthly installments set forth below, in advance, on or before the first day of each calendar month of the germ of this lease.

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Minimum rent for the first full month of the term and any preceding partial calendar month shall be payable upon execution of this lease. If there is a partial calendar month at the beginning of the initial term of this lease, the minimum rent for such partial month, prorated on a per diem basis, shall be paid on the Commencement Date.

          (ii) The annual minimum rent due under this lease, and the monthly installments thereof, shall be in the following amounts for the periods indicated:

Portion of Lease Term         Annual Minimum Rent        Monthly Installment

lease year 1                      $ 88,226.50                $ 7,352.21
lease year 2                      $ 92,995.50                $ 7,749.63
lease year 3                      $104,918.00                $ 8,743.17
lease year 4                      $138,301.00                $11,525.08
lease year 5                      $147,839.00                $12,319.92
lease year 6
  through 10;                     $157,377.00                $13,114.75
  inclusive
lease year 11
  through 15,                     90% of Market Rent (as defined and
  inclusive (the                  determined below)
  first renewal
  period) if applicable,
  and lease years 16
  through 20, inclusive,
 (the second renewal
  period), if applicable

     If minimum rent is charged at more than one rate during any calendar month, it shall be prorated on a per diem basis.

     As used herein the phrase "Market Rent" shall mean the amount determined by reference to the market for space in the building and in comparable buildings in center city Philadelphia that a willing landlord would offer and a willing tenant would accept in an arms length transaction for a new lease of such space
(a) commencing on the first day of the relevant renewal term, (b) expiring on the fifth anniversary of such commencement, (c) providing for no free rent, no work to be done by the landlord to prepare the premises for the tenant, no contribution by the landlord toward the tenant's cost to so prepare the premises, and no other allowances or lease concessions, and (d) having a 1994 base year for purposes of determining real estate tax escalations. In determining the Market Rent, consideration shall also be given to applicable measurement and loss factors, lengths

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of lease term, differences in size of the space demised, the age and location of the buildings, the amenities in the buildings, differences in base years or stop amounts and other factors normally taken into account in determining fair market rent. The Market Rent shall be determined as follows (and determined separately for the first and second renewal periods, if applicable):

     Within thirty (30) days following Lessor's receipt of Lessee's First Notice, Lessor will notify Lessee in writing (the "Lessor's Notice") of Lessor's determination of the Market Rent for the applicable renewal period, with the minimum annual rent for such renewal period being equal to 900 of the Market Rent, as aforesaid. Within thirty (30) days after receipt of the Lessor's Notice, Lessee shall notify Lessor in writing (the "Second Notice") that Lessee (A) rescinds the First Notice, in which case Lessee's exercise of the relevant option shall be null, void arid of no force or effect, (B) accepts Lessor's determination of the Market Rent, or (C) elects to have the Market Rent determined by appraisal. If Lessee elects to have the Market Rent determined by appraisal, Lessee shall in the Second Notice appoint a qualified and experienced real estate appraiser holding the MAI designation or its equivalent. Lessor, within ten (10) days following receipt of such notice, shall designate a second appraiser having such qualifications. If Lessor fails to appoint an appraiser within said 10-day period, the single appraiser selected by Lessee shall determine the Market Rent for the applicable renewal period. The two appraisers, if so selected, shall appoint a third appraiser having such qualifications, and the three appraisers so selected shall be instructed to meet and, within thirty (30) days following the appointment of the third appraiser, to determine by majority vote the fair market. rental value of the premises for the applicable renewal period, taking into account all relevant factors, and to advise the parties hereto in writing of their decision. The decision of such appraisers shall be conclusive and binding on the parties hereto, provided always that Lessee sends the Second Notice to Lessor as herein provided. The fees and expenses of such appraisers shall be paid by Lessor and Lessee in equal shares. Following the

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     determination  of the minimum annual rent for the  applicable  renewal term pursuant to this Article 2, either party shall upon the request of the other enter into an appropriate written amendment to this lease confirming the exercise of the renewal option, the minimum rent due hereunder for the applicable renewal period and the new Expiration Date of this lease.

     Notwithstanding anything contained in this Lease to the contrary, if Market Rent is to be determined by appraisal, Lessee shall have the right, exercisable in writing at any time prior to the determination of the Market Rent by the appraisers, to withdraw the exercise of the applicable option, and in such case the prior exercise of such option shall be null and void and of no force or effect. If Lessee withdraws the exercise of any option as aforesaid, then, Lessee shall be responsible for all of the fees and expenses of the appraisers, including the appraiser appointed by Lessor.

          (iii) All rent and other sums to be paid by Lessee to Lessor hereunder shall be sent to Post Office Box 7777 W2930, Philadelphia, Pennsylvania 19175, or to such other address as Lessor may from time to time designate in writing.

     (B) Real Estate Taxes; Other Business Taxes.

          (i) Lessee will pay to Lessor, as additional rent, 0.958% of the real estate taxes assessed against the land and building of which the premises are a part iii excess of the real estate taxes for 1994 (the "base year"), such amounts to be paid in equal monthly installments of one-twelfth (1/12th) of the amount due on the date when minimum rent is due hereunder beginning with the month of January, 1995, at the earliest. Lessor hereby confirms to Lessee that the foregoing percentage has been determined by dividing the rentable square footage of the premises by 497,834, the total rentable square footage of the building. Lessor agrees with Lessee that if the real estate taxes for the base year are reduced by reason of any tax appeal brought by Lessor or otherwise, Lessor shall nevertheless use the real estate taxes as originally billed and assessed by the City of Philadelphia for the base year in determining Lessee's obligations hereunder, but Lessee shall not be entitled to any refund as a result of such reduction in base year real estate taxes.

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     For  purposes  of this  paragraph,  a tax  bill  issued  by the  applicable governmental authorities shall be sufficient evidence of the real estate taxes assessed against the land and building of which the premises are a part and the amount shown on such bill shall be used for calculation of the amount to be paid by Lessee. Any adjustment of rent made pursuant to this paragraph (a) shall be based upon the gross amount (i.e., not discounted) of such taxes for the base year and all subsequent years and (b) shall not include any interest or penalties arising from any late payment by Lessor. If adjustment of rent becomes necessary, pursuant to this paragraph, Lessor shall so notify Lessee, and all monthly installments of rent due thereafter (from and after January 1, 1995) shall reflect 1/12 of the amount of such adjustment (which will be calculated on an annual basis) until a new adjustment becomes effective pursuant to this paragraph. If the adjustment applies to a period for which rent has already been paid, Lessee will pay Lessor the difference in rent for such period promptly upon demand. Any such adjustment applicable to any period less than a full month will be prorated.

          (ii) The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined, if such special tax or assessment is permitted to be paid in installments.

          (iii) There shall be excluded from real estate taxes all income taxes, excess profit taxes, gross receipt taxes, excise taxes, franchise taxes, stock taxes, gift taxes, estate, succession, inheritance and transfer taxes.

          (iv) If Lessor receives a refund of real estate taxes for any year after the base year, the real estate taxes for such year shall be recalculated to reflect the amount of the refund received by Lessor in excess of base year taxes, and Lessor shall pay to Lessee (or credit against the installments of rent next due under this lease) the difference between the amount paid by Lessee pursuant to this Article and the amount which was actually due, taking the refund into account.

          (v) Lessee has advised Lessor that Lessee does not intend to pay use and occupancy tax under this lease. In lieu of the payment of such tax, Lessee shall timely complete all forms and documents required to comply with all Philadelphia Code Sections and Philadelphia Department of Use and Occupancy Tax Regulation Sections setting forth filing requirements for

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     landlords  whose  tenants  fail to pay  use and  occupancy  tax  (which  is presently Philadelphia Code Section 19-01906(5)(b) and Regulation Section 405(i)), and submit all required forms and documents to Lessor in form complete and adequate for filing as necessary prior to the date on which they are required to be filed with the appropriate office. Lessee agrees to indemnify, defend and hold harmless Lessor from and against any and all claims, liabilities, damages, fines, penalties, costs and expenses which may be incurred or suffered by Lessor arising out of Lessee's failure to pay use and occupancy tax. In the event that a final and unappealable order is entered against Lessee with regard to its liability under Philadelphia Code Section 1901906(5)(b) and Regulation Section 405(i), or any other Philadelphia Code Section of Philadelphia Department of Use and Occupancy Regulation Section, which would require the payment of use and occupancy taxes due under the Lease, then Lessee shall promptly pay all such taxes, including overdue tax payments, penalties and late charges. Notwithstanding the foregoing, Lessee shall have no obligation to indemnify Lessor for any costs or expenses arising 'by virtue of Lessor's failure to file the forms and documents provided by Lessee as set forth above in a timely fashion.

Article 3. Security Deposit.

     As security for the faithful performance and observance by Lessee of the covenants and conditions of this lease, Lessee shall, within fifteen (15) days after the date on which Lessee and Lessor have executed and delivered this lease, deliver to Lessor an irrevocable commercial letter of credit in form and issued by a commercial bank satisfactory to Lessor in Lessor's reasonable commercial discretion (together with and amendments thereto or replacements thereof, the "Letter of Credit"), which Letter of Credit shall (i) have an initial expiry date of not less than one (1) year from the date issued, (ii) identify Lessor as the beneficiary thereunder, (iii) be in the initial face amount of $75,000.00, (iv) permit partial draws thereunder, and (v) be drawable on Lessor's sight draft specifying that such amounts are due from Lessee hereunder. Lessee shall maintain such Letter of Credit by causing it to be renewed or replaced not less than thirty (30) days prior to its then-current expiry date, all in accordance with the requirements set forth above except that
(i) upon ~the expiration of lease year'3, the face amount of the Letter of Credit shall be reduced to $37,500.00, and (ii) upon the expiration of lease year 5 and provided no event of default has occurred which is continuing hereunder, the Letter of Credit shall be returned to Lessee and no further Letter of Credit shall be required hereunder. Lessee shall take all

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actions required in connection with obtaining and maintaining the Letter of
Credit, except that Lessor will pay the actual and reasonable fees of the issuer of the Letter of Credit in issuing, renewing or replacing the same, such amounts to be paid within ten (10) days following written request to Lessor. Lessor may draw on the Letter of Credit (a) upon the occurrence of any event of default under this lease, (b) upon Lessee's failure to renew or replace the Letter of Credit as herein provided, or (c) upon the termination of this lease pursuant to
Article 42 hereof, with Lessor, under clauses (a) and (c), entitled to draw the amount then due and owing by Lessee hereunder and, under clause (b), the entire face amount of the Letter of Credit to be held as a cash security deposit hereunder without interest. Upon a draw on the Letter of Credit, Lessor may apply the amount drawn toward the payment of any rent and additional rent and any other charge as to which Lessee is in default or on account of any sum which Lessor may expend or may be required to expend by reason of Lessee's default in respect of any of the covenants or conditions of this lease, with the balance, if applicable as provided above, held as a cash security deposit. Lessor shall refund any cash security deposit held by Lessor hereunder at the end of Lease Years 3 and 5, respectively, to the extent such deposit exceeds the face amount of the Letter of Credit then required hereunder. In the event of a sale of the premises to a bona fide purchaser who shall, in writing, assume the obligations of Lessor under this lease, Lessor shall have the right to transfer the Letter of Credit to such purchaser and Lessor shall thereupon be released by Lessee from all liability for the return of such security, and Lessee agrees to look only to the new landlord for the return thereof.

Article 4.  Condition of Premises and Lessee's Work.

          (A) Lessee acknowledges that Lessee has inspected the premises and, except as otherwise expressly provided herein, has agreed to lease the same in their present "as is" condition, with Lessor under no obligation, express or implied, to make any alterations to the premises in connection with Lessee's intended use and occupancy thereof; provided, however, that Lessor shall, at Lessor's sole cost and expense, replace the upper level cracked glass in the premises and cause a sprinklering system ("Lessor's Work") to be installed in the premises following the execution of this lease. All sprinkler heads will be the concealed type with an escutcheon plate, with the distribution loop installed in accordance with the requirements of Lessee's Plans and Specifications (as defined below).

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     Lessor shall complete Lessor's Work promptly during the preoccupancy period and within ten (10) business days following Lessor's approval of the Plans and Specifications, with such work to be commenced following approval of Lessee's Plans and Specifications (as defined below). Lessor's Work shall be diligently completed in a good and workmanlike manner in accordance with all applicable legal requirements. Lessor and Lessee shall cooperate in coordinating the construction of Lessor's Work and Lessee's Work, with Lessor having the final decision on such matters but with both parties agreeing to proceed in good faith so that all such work may be completed during the preoccupancy period. The completion of all such work shall be subject to clause (C) of this Article 4.

     In addition to Lessor's Work, Lessor shall make available to Lessee an allowance in an amount up to $150,000.00 (the "Allowance"), to be applied towards Lessee's costs in designing and constructing Lessee's Work, including, without limitation, a1l architectural and design fees, costs of labor, material, contractor's overhead and profit, and permit `fees. The Allowance (or so much thereof as shall have been expended by Lessee) shall be advanced from time to time by Lessor to or for the benefit of Lessee within thirty (30) days following Lessee's submission to Lessor of appropriate vouchers, cancelled checks and other evidence establishing the cost of Lessee's Work for which Lessee is then requesting reimbursement or direct payment by Lessor to the party designated by Lessee hereunder, with all costs of such work in excess of the Allowance to be paid by Lessee. If the amount of the Allowance exceeds the costs incurred by Lessee for the design and construction of Lessee's Work, the amount of such excess shall be applied to pay the installments of rent thereafter coming due under this lease up to a maximum allowance of $47,650.00.

     In the event that Lessor shall fail to advance all or any portion of the Allowance which it is obligated to advance pursuant to this lease, Tenant shall have the right, but not the obligation, to pay the costs of construction and installation of the Lessee's Work which Lessor was obligated but failed to pay. In such case, Lessee shall be entitled to a credit against the installments of rent thereafter coming due under this lease equal to the sum of all amounts paid by Tenant for such purpose, together with interest at the Default Rate from the date of each such payment by Lessee to the effective date of such credit.

     Lessor further agrees that in delivering the premises to Lessee in "as is" condition (subject to the completion of Lessor's Work), it is expressly understood and agreed that the vault, teller equipment, security equipment and any other furniture, fixtures and equipment currently in the premises (collectively, the "Equipment") are, as to Lessor's entire right, title and interest therein, hereby transferred to Lessee, Lessor making no representation or warranty, express or implied, as to the condition or quality of any of such property, all of which was installed by a prior tenant which has abandoned the same following the termination of such tenant's lease. In the event the Equipment or any of it is hereafter removed from the premises by a party other than Lessee under a claim of title superior to Lessor's title, Lessor shall, at Lessor's cost and expense, promptly replace all Equipment so removed with items of comparable quality and condition.

     (B) Lessor acknowledges that Lessee desires to make certain alterations and improvements to the premises in connection with Lessee's intended use and occupancy thereof for the purposes provided in Article 5 hereof, and Lessor agrees that Lessee may make such alterations and improvements subject to Lessee's compliance with all of the following terms and conditions:

          (i) Promptly following the execution of this lease, Lessee shall cause to be produced, at, subject to the Allowance, Lessee's sole cost and expense, plans and specifications (the "Plans and Specifications") showing in detail the alterations and improvements which Lessee desires to make to the premises, and Lessee shall deliver a set of the Plans and Specifications to Lessor for Lessor's review and approval, which approval shall not be unreasonably withheld. Lessor shall give notice to Lessee within five (5) business days from the date of submission either approving or disapproving the Plans and Specifications. If Lessor fails to give notice within such five-day period, the Plans and Specifications shall be deemed approved. Any notice of disapproval shall state the particular reason for such disapproval. If Lessor disapproves the Plans and Specifications, Lessee shall resubmit revised Plans and Specifications, making such modifications as Lessor may reasonably request, and the same approval procedure as set forth above shall apply to the modifications, except that Lessor shall have two (2) business days after receipt of the Plans and Specifications to approve or disapprove the modifications. Lessee agrees to retain the firm of Wolfe, Stasul & Steinberg Engineers or other engineering firm satisfactory to Lessor in Lessor's reasonable discretion to prepare all engineering drawings included within the Plans and Specifications and to supervise and perform all engineering and building systems work included in Lessee's Work. Upon such approval, the parties shall initial copies of the Plans and Specifications and attach the same as Exhibit "B" hereto. No work shall be commenced by Lessee prior to Lessor's approval of the Plans and Specifications and following such approval, no material changes shall be made in the Plans and Specifications without Lessor's prior written approval, which shall not be unreasonably withheld or delayed.

          (ii) Following Lessor's approval of the Plans and Specifications, Lessee shall, at, subject to the Allowance, Lessee's sole cost and expense, apply for all building and other governmental permits and approvals for the work to be performed by or on behalf of Lessee as described in the Plans and Specifications (such work, collectively, "Lessee's Work"). Upon receipt of all required permits, Lessee shall cause a waiver of liens to be executed and filed of record by Lessee's contractor or contractors waiving for such contractor and all of its subcontractors the right to file or maintain a mechanics' lien against the premises, following which Lessee shall commence the performance of Lessee's Work in accordance with the Plans and Specifications and cause such Lessee's Work to be diligently completed. All costs of designing, constructing and installing Lessee's Work shall, subject to the Allowance, be paid by Lessee, including all building permits and the cost of the certificate of occupancy upon the completion of such work.

          (iii) Lessee's Work shall be performed with union labor, in a good and workmanlike manner, lien free, and in compliance with all applicable governmental laws, ordinances, rules and regulations and in accordance with 411 of the other terms and conditions of this lease. Lessee agrees to cause any mechanics' lien or claim filed in connection with Lessee's Work to be promptly discharged or bonded within forty-five (45) days after Lessee has notice thereof and to indemnify Lessor against and hold Lessor harmless from any loss, claim, damage, cost or expense in connection with any such lien or claim. Any contractor which Lessee elects to have perform work in the premises is subject to Lessor's prior written approval, which shall not be unreasonably withheld or delayed. Lessor hereby approves Clemens Construction Company as the general contractor for Lessee's Work. Lessee shall cause each contractor to obtain insurance in connection with Lessee's Work for worker's compensation (in the amount required by statute) and comprehensive general liability insurance for personal injury and property damage in an amount of not less than $1,000,000.00. All construction signs used at the premises shall be in accordance with the requirements for the installation, design and size of signs given by Lessor to Lessee, as the same may be revised by Lessor from time to time, and in accordance with all applicable legal requirements, said signs not to be installed prior to written approval in each instance by Lessor.

          (iv) During any period of construction, Lessee agrees to conduct its labor relations and its relations with its employees in such a manner as to avoid all strikes, picketing and boycotts of, on, or about the premises and/or the building. Lessee further agrees that if, during the period of construction of the premises, any of its employees strike, or if picket lines or boycotts or other visible activities objectionable to Lessor are established or conducted or carried out against Lessee or its employees, or any of them, on or about the premises or the building, Lessee shall immediately close the premises and remove or cause to be removed all employees therefrom until the dispute giving rise to such strike, picket line, boycott or objectionable activity has been settled to Lessor's satisfaction. Notwithstanding the foregoing, it is understood and agreed that Lessee shall not be held responsible for general strikes or similar events within the construction industry or specific trades. For the purposes of this paragraph only, the employees of Lessee's contractors and their subcontractors shall be deemed to be Lessee's employees.

          (v) If there is a material defect in the items supplied by or on behalf of Lessee or if Lessee is not performing Lessee's Work consistent with Lessee's Plans and Specifications as approved by Lessor, and Lessee fails to cure such defect or defects in the items to be supplied or in the performance of Lessee's Work within ten (10) days written notice thereof from Lessor, Lessor shall, if the defect constitutes a dangerous Condition, have the right, in addition to all other rights and remedies of Lessor and without affecting the rent commencement date or in any manner affecting the validity or continued effectiveness of this lease, to take possession of the premises and physically prevent the continuation of the performance of Lessee's work until such time as Lessor in its sole judgement has determined that the performance by Lessee hereunder will proceed in accordance with the terms hereof.

          (vi) Upon the expiration or sooner termination of this lease, all alterations and improvements made to the premises as a part of Lessee's Work shall become the property of Lessor and shall not be removed by Lessee, but Lessee may remove all fixtures and the Equipment provided Lessee restores all damage caused by such removal. Lessee expressly acknowledges and agrees that the completion of Lessee's Work is not a condition precedent to the commencement of the term of this lease or of Lessee's obligation to pay minimum and additional rent hereunder.

     (C) It is contemplated by Lessor and Lessee that the total time to design and construct both Lessor's Work and

Lessee's Work, which will be constructed concurrently, will be four (4) months, ending co-terminously with the end of the preoccupancy period, but the parties hereto desire to provide for certain contingencies which could extend such preoccupancy period. Accordingly, Lessor and Lessee hereby expressly agree, anything to the contrary in this lease notwithstanding, as follows:

          (1) The time for completion of Lessor's and Lessee's Work shall be extended for a period equal to any time lost by reason of strikes, war, acts of God or other causes beyond the reasonable control of the party responsible for such work, provided that such extension shall not exceed
     (a) ten (10)  business  days,  with respect to Lessor's  Work and (b) sixty
     (60) days, with respect to Lessee's Work;

          (2) Pursuant to Article 42, hereof, Lessee's obligations hereunder are contingent upon certain approvals as provided therein. To the extent Lessee causes Lessee's Work to be performed hereunder prior to the satisfaction of such contingencies, Lessor will not be obligated to advance more than $75,000.00 of the Allowance towards such costs (including, for purposes of this clause (2) only, two-thirds of the cost of Lessor's Work in such total) prior to the satisfaction of such contingency, but in such event (a) Lessor may, upon the termination of this Lease by Lessee pursuant to
     Article 42, draw on the Letter, of Credit to the extent of th4 Allowance so advanced, with Lessor reimbursed from the proceeds of such draw for the amount of the Allowance so advanced, (b) Lessor shall not be obligated to advance more than $75,000.00 from the Allowance until such contingency is satisfied, and (c) Lessee may by written notice to Lessor extend the preoccupancy period for an additional thirty (30) days in order to satisfy such contingency, which shall be in addition to any extension pursuant to the preceding clause (1); and

          (3) If Lessor fails to complete Lessor's Work within the time period herein provided for any reason other than a delay caused by Lessee, the preoccupancy period shall automatically be extended for a period of time equal to Lessor's delay and, in addition, if such delay by Lessor is willful, lessee shall be entitled to equitable relief and to terminate this lease by written notice to Lessor if Lessor's delay exceeds sixty (60) days.

Article 5.  Use.

     (A) The premises shall be occupied and used only for the conduct of Lessee's banking business and uses accessory thereto and for no other purpose.

     (B) Lessee agrees to operate the premises at all times during the term of this lease unless prevented from doing so because of fire, accident, governmental regulation, acts of God or other circumstances beyond the reasonable control of Lessee. Lessee agrees to keep open the premises during such hours and on such days and evenings of the week as may be determined by Lessee and in accordance with applicable governmental regulations. Lessee agrees to keep the premises in good condition and Lessee agrees that storage and office space in the premises shall be limited to that necessary for, and used in conjunction with, Lessee's business at the premises. Lessee shall not use the areas adjacent to the premises for business purposes except as approved by Lessor.

     Lessee shall:

          (a) clean the windows and doors (including, in each case, the frames therefor) in the premises and in the perimeter walls thereof whenever in the reasonable judgment of Lessor necessary and Lessee will not require, permit, suffer or allow any such window or door to be cleaned in violation of the Labor Law of the State of Pennsylvania or of any, other law or ordinance or of any rule, order or regulation of any governmental authority having jurisdiction thereover;

          (b) keep the premises clean, remove all rubbish and other debris from the premises to such location as may be specified by Lessor from time to time and under conditions approved by Lessor;

          (c) promptly replace any and all glass (including mirrors) in the premises and in the perimeter walls thereof, the frames for such glass, and any lettering and ornamentation on such glass which may be broken or damaged, regardless of the cause of such damage, even though the same may be occasioned by the negligence of Lessor, its servants or agents;

          (d) place no fixtures in the premises except such as are satisfactory to, and, prior to being installed or placed therein, shall have been approved by, Lessor, such approval not to be unreasonably withheld, and Lessor shall advise

     Lessee of any such approval or disapproval within 10 days after the same has been requested by Lessee, with no such approval being required for standard banking fixtures and equipment such as teller window, ATM's, vault and similar items;

          (e) display no lettering, sign, advertisement, notice or object and permit no such display on the windows or doors or on the outside of the perimeter walls of the premises except with the prior written consent of Lessor;

          (f) from time to time after the initial term hereof and at Lessee's expense redecorate the premises and refinish, renew and/or replace the fixtures, furnishings, decorations and equipment therein as in the reasonable judgment of Lessor may be necessary to preserve the good appearance of the premises in keeping with the general standard maintained in similar areas in the building;

          (g) not install, place or permit any awning on the perimeter walls of the premises unless provided, or consented to in writing by Lessor and each such awning so provided or consented to shall, to the reasonable satisfaction of Lessor, be kept clean and in good order and state of repair and appearance by Lessee, including, whenever necessary in the reasonable judgment of Lessor, the replacement of awning coverings with materials reasonably approved by Lessor; and

          (h) at all times during the term of this lease, Lessee shall maintain its entrance to the premises and such entrance shall remain unlocked and accessible to the public during the business hours of Lessee.

     (C) Lessee agrees promptly to comply with all laws, ordinances, orders, rules and regulations affecting the premises (excluding, however, the installation of a sprinkler system, which shall be Lessor's responsibility) and the cleanliness, safety, operation and use thereof. Lessee also agrees to comply with the recommendations of any insurance company, inspection bureau or similar agency with respect to the premises. Lessee agrees not to install any electrical equipment or permit any use that overloads the applicable utility lines servicing the premises, which Lessor agrees shall provide at least 6 watts per rentable square foot.

     (D) Lessee agrees not to (a) make any use of or allow the premises to be used in any manner or for any purpose that might invalidate or increase the rate of insurance thereon (with the operation of a banking business excluded from the foregoing); (b) keep or use or permit to be kept or used on said premises any flammable fluids or explosives without in each instance obtaining the prior written approval of Lessor; (c) use the premises for any purpose whatsoever which might create a nuisance; (d) deface or intentionally injure the building or premises; (e) overload the floors; (f) commit or suffer any waste;
(g) install any vending machines or amusement devices (video or otherwise) without Lessor's prior written approval; or (h) use, store, install or distribute on or from the premises any hazardous or toxic chemicals, wastes, substances or materials. Lessee agrees to pay any increase in the cost of insurance to Lessor as a result of any unauthorized use of the premises by Lessee, but such payment shall not constitute in any manner a waiver by Lessor of its right to enforce all of the covenants and provisions of this lease. Notwithstanding the foregoing provisions of this Article 5(D), Lessee may use cleaning materials and office supplies in the ordinary course of its business, in reasonable quantities and provided that such materials and supplies are used, stored and disposed of in compliance with all applicable laws, ordinances and regulations. Nothing in this Article 5(D) or in any other provision of this lease shall be construed to limit or otherwise affect the provisions of Article 9(F) of this lease.

Article 6.  Occupancy, Assignment and Subletting.

     (A) Lessee shall not occupy nor permit others to occupy the premises, or any part thereof, other than as hereinbefore specified, nor shall Lessee voluntarily, involuntarily or by operation of law assign its leasehold interest, or mortgage or pledge this lease, without the prior written consent of Lessor. In addition, Lessee shall not assign or sublet the premises or any part thereof, without (i) the prior written consent of Lessor and (ii) first offering such space to Lessor in accordance with Paragraph (B) hereof. If Lessor does consent in writing to any assignment or sublease, such consent shall not in any way release Lessee from liability under any of the covenants or conditions of this lease, and no such consent shall apply to any future or further assignment or sublease nor bind Lessor to give consent to any further or future assignment or sublease. Any assignee or sublessee will be bound by the terms of this lease and any modifications hereof as though such assignee or sublessee were an original party hereto, all as confirmed in a written instrument satisfactory to Lessor. Lessor hereby agrees that Lessor will not unreasonably withhold or delay its consent to any assignment or subletting to another banking institution for the same use of the premises as permitted hereunder, but any other request for consent to a sublease or assignment shall be within Lessor's sole discretion.

     (B) If Lessee wishes to assign or sublease the premises or any part thereof, Lessee must first offer to return the premises (in the case of an assignment) or portion thereof (in the case of a sublease) to Lessor (which offer shall be made in writing). If Lessor elects to take back the premises or such portion thereof, it shall so notify Lessee in writing, within thirty (30) days after receipt of Lessee's offer, specifying the date on which this lease shall terminate (in the case of an assignment) or the date on which such portion of this lease shall terminate (in the case of a sublease), and Lessee shall pay to Lessor all rent due through such termination date. If Lessor does not accept Lessee's offer, Lessee may sublease that portion of the premises offered to Lessor or assign this lease but only upon Lessor's prior written consent, it being understood and agreed that such consent shall still be required notwithstanding Lessor's election not to take back such space.

     (C) Notwithstanding anything to the contrary set forth herein, Lessor's consent shall not be required for (and Lessor shall not have a right of re-capture with respect to) an assignment of this lease or a sublease of all or any portion of the premises to (i) any person or entity which, directly or indirectly, controls Lessee or is controlled by Lessee or is under common control with Lessee, (ii) any successor to Lessee by merger or consolidation, or
(iii) any person or entity to whom all or substantially all of the assets of Lessee are conveyed.

Article 7.  Alterations.

     Lessee will make no Material Alteration to the premises without first submitting a detailed description thereof to Lessor and obtaining Lessor's prior written approval, which approval shall be within Lessor's reasonable commercial discretion. The term "Material Alteration" shall mean any (i) any alteration which could adversely affect any structural component of the building or any of the building systems or equipment, or the operation or effectiveness thereof, or the exterior appearance of the building; or (ii) any alteration which is not consistent with the operation of the premises as a bank; or (iii) any alteration which costs more than $50,000 (other than an alteration which is cosmetic or decorative in nature, such as painting). Although Lessor's consent shall not be required for any alteration which is not a Material Alteration, Lessee shall nonetheless notify Lessor of such alteration before it is made. Lessee's Work and all other alterations, additions or improvements made by Lessee and all fixtures attached to the premises shall, if not removed by Lessee, become the property of Lessor and remain on the premises upon the expiration or termination of this lease. Lessor may require, as a condition of giving its approval of any Material Alteration, that Lessee remove the same upon the expiration or termination of this lease, in which case Lessee shall, at its sole cost and expense remove such Material Alteration and restore the premises to the condition which existed prior to the installation of such Material Alteration. In no event shall Lessee be required to remove (a) the vault or any other fixtures, (b) any portion of Lessee's Work, (c) any alteration or improvement which is consistent with the operation of the premises as a bank, or (d) any Material Alteration as to which Lessor did not indicate at the time it approved such Material Alteration that removal would be required. Lessee shall have the right, however, at its election to remove from the premises upon the expiration of the term all of the Equipment, Lessee's Work and any other alterations and improvements made by Lessee, and all furniture, fixtures and equipment which Lessee has relocated from its existing space, as described in Article 34 of this lease. Lessee shall not erect or place, or cause or allow to be erected or placed, 'any sign, advertising matter, showcase or other article or matter in or upon the stairways, lobbies, passages, outside walls, windows or sidewalks or any other areas in, on or about the building (not including the interior of the premises) without the prior written consent of Lessor. Lessor shall provide building standard lobby directory signage for Lessee, and Lessor shall permit lobby signage on Lessee's entrance door to the premises. Subject to Lessor's prior review and approval of the proposed placard, which shall not be unreasonably withheld or delayed, Lessor will permit the placement of a placard on the northeast stone wall in the lobby next to the passageway leading to the entrance to the premises, the exact location of said placard to be designated by lessor. Subject to the prior review and approval of Lessor, which approval shall not be unreasonably withheld or delayed, Lessee shall also be permitted to place signage on both the interior and exterior surfaces of the northern, southern and eastern exterior walls of the premises.

Article 8.  Rules and Regulations.

     The rules and regulations attached to this lease as Exhibit "C" and such reasonable additions or modifications thereof as mad from time to time be made by Lessor, upon written notice to Lessee, shall be deemed a part of this lease with the same effect as though set forth herein, provided the same do not materially increase Lessee's obligations or decrease Lessee's rights hereunder and do not contradict any express provisions of this lease. Lessee agrees that said rules and regulations will be faithfully observed by Lessee and Lessee's employees and invitees, and Lessor agrees that Lessor will not enforce such rules and regulations against Lessee in a manner which discriminates against Lessee versus other ground floor tenants. To the extent of any conflict between the rules and regulations and the express provisions of this lease, the provisions of this lease shall be controlling. Lessor hereby:

          (i) waives the right to approve Lessee's advertising;

          (ii) Lessee's antenna permitted by Article 39 shall not be subject to removal by Lessor, and Lessee's security cameras are hereby approved by Lessor; and

          (iii) "Seeing eye" or guide dogs are not excluded by the rules and regulations.

Article 9.  Fire or Other Casualty Waiver of Subrogation.

     (A) In the event of damage to or destruction of the premises caused by fire or other casualty, or of the entrances and other common facilities necessary to provide normal access to the premises, or to other portions of the building or its equipment which portions and equipment are necessary to provide services to the premises in accordance herewith (collectively the "Base Building"), Lessor shall make repairs and restorations (the "Restoration") as hereinafter, provided, unless this lease is terminated by Lessor or Lessee as hereinafter provided.

     (B) Within thirty (30) days after the occurrence of any casualty, Lessor shall give written notice to Lessee (the "Repair Period Notice") advising Lessee of the length of time that Lessor will require for Restoration of the part of the premises or Base Building which has been damaged (the "Estimated Restoration Period"). Lessor's determination of the Estimated Restoration Period shall be accompanied by a written certification of an independent architect, engineer or general contractor. If (i) the damage is of such nature or extent, in the reasonable judgment of Lessor's independent architect, engineer or general contractor, that the Estimated Restoration Period would be more than one-hundred eighty (180) days after the date of the casualty, (with normal work crews and hours and in the normal course of Restoration of the entire building), or (ii) less than one year of the lease term would remain at the end of the Estimated Restoration Period, then either party may terminate this lease within sixty (60) days after the occurrence of the casualty. Notwithstanding the foregoing, in the event that Lessor terminates this lease pursuant to ArticlE~9(B)(ii) above at a time when Lessee still has the right to exercise an extension option, then provided that Lessee exercises such extension option within thirty (30) days after receipt of Lessor's notice of termination, Lessor's notice of termination shall be null and void and of no force or effect.

     (C) In the event of such fire or other casualty, if this lease is not terminated pursuant to the terms of this Section 9, Lessor shall proceed diligently to restore the premises and the Base Building to substantially its condition prior to the occurrence of the damage.

     (D) In the event that Lessor does not complete the restoration of the premises and Base Building within the Estimated Restoration Period then, in such event, Lessee may at any time prior to substantial completion of such work, terminate this lease whereupon this lease shall become null and void as of the date of the casualty and neither party shall have any further liability or obligation hereunder.

     (E) In the case of damage to the premises which is of a nature or extent that Lessee's continued occupancy is substantially impaired, the annual minimum rent otherwise payable by Lessee hereunder shall be equitably abated or adjusted for the duration of such impairment.

     (F) Notwithstanding any other provision herein, Lessor and Lessee hereby release each other from liability for loss or damage to the property of the party granting such release, even if the loss or damage occurred through the negligence of such other party or its agents, servants, invitees or employees, provided that this release shall be effective only with respect to loss or damage (i) covered by insurance and (ii) occurring during such time as the relevant insurance policy of the party granting such release contains a clause to the effect that such release does not affect such policy or the right of the insured to recover thereunder. Each party will use its best efforts to obtain such a clause, but if an additional premium is charged therefore, the party benefiting therefrom, if it desires to have the waiver, will pay to the other the amount of such additional premium promptly upon being billed therefore. For purposes of this Article, any deductible amount and the difference between full replacement cost and the percentage of replacement cost actually insured shall be treated as if it were recoverable under such policies and as if such policies included a waiver of subrogation.

     Lessor hereby releases Lessee from liability for loss or damage to the property of Lessor, even if the loss or damage occurred through the negligence of Lessee or its agents, servants, invitees or employees, which loss or damage would be covered under an "all risk" policy of insurance on the building, whether or not such insurance is actually maintained.

Article 10.  Lessor's Right to Enter.

     Lessee will permit Lessor, Lessor's agents or employees or any other person or persons authorized by Lessor to inspect the premises at any time during Lessee's normal business hours, and to enter the premises during Lessee's normal business hours, if necessary, to make alterations, improvements or repairs to the building, or for any other purpose related to the operation of maintenance of the building, including showing the space to prospective tenants (during the last six (6) months of the term), purchasers and mortgagees; provided, however, that except in an emergency situation which threatens life or property, where no notice shall be required and when entry may be made at any time, Lessor will not exercise such right of entry except upon one business day's prior notice (which may be given by telephone) to Lessee and with Lessee having the right to have a representative accompany Lessor's representative during any such entry. Lessor shall exercise its rights under this Article in such manner as not to interfere in any way with the conduct of Lessee's business in the premises. Lessor shall promptly repair any damage to the premises caused by the exercise of Lessor's rights under this Article, except to the extent covered by Lessee's insurance. In connection with any entry into the premises by Lessor, Lessor will cooperate with Lessee in recognizing Lessee's special security concerns in its banking business and shall comply with all security measures established by Lessee with respect to the premises. Notwithstanding anything to the contrary contained in the lease, Lessor shall under no circumstances have the right to enter, repair, inspect, attach, distrain upon or in any way interfere with Lessee's vaults) or safe deposit boxes, or the checks, drafts or other property of Lessee's customers.

Article 11.  Insurance.

     (A) Lessee, at its sole cost and expense, agrees to purchase and keep in full force and effect during the term hereof insurance under policies issued by insurers reasonably acceptable to Lessor on its contents, fixtures, furnishings, equipment and other items of personal property located in the premises, protecting Lessee from danger or other loss caused by fire or other casualty including, but not limited to, vandalism, perils covered by extended coverage, theft, sprinkler leakage, water damage (however caused), explosion of heating and cooling or similar apparatus, and other similar risks in amounts not less than the full insurable replacement value of such property. Lessee shall obtain plate glass insurance coverage, which insurance shall be satisfactory to and name Lessor as an insured.

     (B) Lessee agrees to deliver, or cause to be delivered to Lessor by Lessee's general contractor(s) at least ten (10) days prior to the commencement of Lessee's Work under Article 4, hereof, or the commencement of any work under
Article 7 hereof, a policy or certificate of insurance from a company reasonably satisfactory to Lessor providing public liability and property damage coverage in the minimum amount of one million dollars ($1,000,000) for each occurrence and in the aggregate or in such greater amounts as Lessor may reasonably require naming Lessee, its general contractor, all subcontractors, and Lessor, its employees and agents, as additional insured parties endorsed so as to cover any and all liability arising out of, or in any manner connected with, the work to be performed on the premises by or for Lessee and a policy or certificate of insurance evidencing workmen's compensation coverage in the minimum amount required by Lessor from time to time.

     (C) Lessee agrees to maintain during the term hereof, effective on the date Lessee takes possession of the premises, insurance coverage with respect to the premises in companies satisfactory to Lessor for bodily, injury, including death, property damage and personal injury liability and contractual liability insurance, each with a limit of liability of one million dollars ($1,000,000) for each occurrence and in the aggregate, all such insurance to include Lessor and its employees and agents as additional insured parties.

     (D) Lessee shall provide Lessor with copies of policies or certificates evidencing such insurance prior to the date Lessee takes possession of the premises and from time to time thereafter as required by Lessor evidencing that the aforesaid insurance is in full force and effect. All policies and certificates shall provide that a minimum of twenty (20) days written notice shall be given to Lessor by any such insurance company prior to the cancellation, termination or change of such coverage. All insurance herein required shall be deemed to be additional obligations of Lessee and not in discharge of, or a limitation to, Lessee's obligation to indemnify Lessor and its employees and agents under Article 13 hereof.

     (E) Lessor shall be responsible for insuring or self-insuring the building, the operation thereof and the other liabilities which may be incurred by an owner of property in such manner as Lessor shall determine, and Lessee shall not be responsible for insuring such risks.

     (F) Neither Lessor nor Lessee will do or commit, or suffer or permit to be done or committed, any act or thing which shall cause the other party's policies (or any such policy) to become void or suspended, or which shall cause the building or the premises to be considered a more hazardous risk.

Article 12.  Release of Lessor.

     Lessor shall not be held responsible for, and is hereby expressly relieved from, any and all liability by reason of any injury, loss, or damage to persons or property in, on or about the premises or the building, whether the same be due to fire, breakage, leakage, water flow, steam, gas, use, misuse, abuse of elevators or defects therein, hatches, openings, defective construction or physical conditions anywhere in the building, failure of water supply, light or power defects in electrical wiring, plumbing or other equipment or mechanisms, wind, lightning, storm or any other cause whatsoever, whether the loss, injury or damage be to the person or property of Lessee or any other person, unless such injury, loss or damage is the direct result solely of the negligence of Lessor, its agents or its employees occurring entirely after the date of this lease.

Article 13.  Indemnity.

     Subject to Article 9(F) hereof, Lessee agrees to indemnify, defend and hold harmless Lessor, excepting for Lessor's negligence or the negligence of Lessor( 'I agents and employees, from and against all claims, liabilities, losses, damages, expenses, actions or causes of action for injury to or death of any person or loss of or damage to property in or upon the premises and including the person and property of Lessee, its employees, agents, invitees, licensees or others, it being understood and agreed that all property kept, stored or maintained in or upon the premises or in the building shall be at the risk of Lessee. The foregoing indemnity shall be in addition to Lessee's obligation to supply the insurance as required by Article 11 hereof and not in discharge of or substitution for the same.

     If any damage to the premises or other property of Lessor results from any act or neglect of Lessee, its agents or employees, Lessor may at its option repair such damage, and

Lessee shall promptly on demand reimburse Lessor for the cost thereof, subject to Article 9(F) hereof.

Article 14.  Repair and Maintenance; Other Services.

     (A) Except as otherwise provided in Article 9 hereof, Lessee, at its sole cost and expense, shall make repairs to or on the premises and to utility lines to the point of connection for Lessee which may be required to keep the same in good order, condition and repair, and sanitary, clean, safe, and in sightly appearance at all times during the term hereof, including those required by any public utility, unless specifically made Lessor's responsibility under subparagraph 14(B), below. Any such work by Lessee shall be subject to Lessor's prior written approval and Lessor may, as agent for and on account of Lessee, but shall not be obligated to, deal directly with any such public utility respecting their requirements for additions, improvements, alterations and repairs. Lessee's responsibility hereunder shall include, without limitation and at its sole cost, replacement of mechanical equipment required for the premises and included within Lessee's Work, fixtures, glass (with glass of the same size and quality), floor covering and ceiling materials, doors and door hardware and the decoration of the interior and storefront of the premises in order to maintain the same at all times in a clean and sightly appearance. If Lessee refuses or neglects to make such repairs or to maintain the premises as herein provided and such inaction by Lessee results in a dangerous condition, Lessor, using reasonable judgment, shall have the right, upon giving Lessee ten (10) days written notice (except in situations deemed to be an emergency by Lessor, in which case said notice provision is hereby waived), if it elects to do so, may make such repairs or perform such maintenance on behalf of and for the account of Lessee and Lessee shall pay Lessor's cost in performing such work promptly upon receipt of a bill therefor.

     (B) Lessor agrees, at its expense, to keep the foundations, utility lines from the point of connection for Lessee perimeter HVAC system, sprinkler system, exterior walls, and structural systems of the building in good condition and repair. Lessor shall not be liable to Lessee for any damages caused by the items mentioned in the previous sentence being out of repair unless Lessor has had a reasonable opportunity to have the same repaired after Lessee has notified Lessor, in writing, of the need for such repair.

     (C) During the term of this lease, Lessee agrees to employ a union contractor reasonably acceptable to Lessor to perform annual maintenance and/or preventive maintenance to the cooling and ventilating units on the premises and any heating units or equipment in the premises. Lessee further agrees to provide and to pay for (i) regular nightly cleaning and janitorial services for the premises, and (ii) window washing for the interior and exterior of the premises at least once every quarter.

Article 15.  Utilities.

     (A) Electricity for Lessee's operation of the premises will be furnished to Lessee by Lessor, shall be metered pursuant to a separate meter for the premises, and shall be paid for by Lessee as additional rent monthly within fifteen (15) days following Lessee's receipt of Lessor's invoice therefor at the rate paid by Lessor to the public utility furnishing electricity to the building. Lessor shall provide electrical service to the premises having a capacity of at least six (6) watts per rentable square foot for lighting, business equipment and convenience outlets, and Six (6) watts per rentable square foot for the operation of Lessee's HVAC system,

     Lessor shall provide perimeter HVAC on the same basis as currently supplied on the ground floor and other utilities necessary for the operation of the premises, including: (a) hot and cold water for normal lavatory purposes and for the operation of Lessee's employee kitchen; (b) cold water for drinking fountains; (b) sewer; and (c) chilled water, condenser water, hot crater and steam as required or the operation of Lessee's HVAC system. Lessee shall supply all air handlers and supplementary air conditioning. With the exception of electricity, Lessor shall not charge Lessee for the cost of such other utility services` used or consumed at the premises.

     (B) Lessee shall comply with all' reasonable rules and regulations which from time to time may be promulgated by Lessor to conserve fuel and/or energy. Lessor shall not be liable to Lessee for any loss, damage or expense which Lessee may sustain or incur if either the quantity or character of utility service is changed, is no longer available or suitable for Lessee's requirements or is interrupted, provided that Lessor promptly undertakes any repairs necessary to restore such service(s). Any riser or risers to supply Lessee's requirements, upon written request of Lessee, will be installed by Lessor, at the sole cost and expense of Lessee, if, in Lessor's sole judgment, the same are necessary and will not cause permanent damage or injury to the building or the premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interference with other building occupants. In addition to the installation of such riser or risers, Lessor will, at the sole cost and expense of Lessee, install all other equipment proper and/or necessary in connection therewith, subject to the aforesaid terms and conditions. Lessee covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the building or the risers' wiring installations, of not less than six watts per rentable square foot.

Article 16.  Events of Default-Remedies.

     (A) The following events, or any one or more of them, shall constitute events of default under this lease:

          (i) Lessee shall fail to pay any minimum rent, additional rent or other sum payable hereunder within ten (10) days after written notice that the same is due and payable; provided, however, that Lessor shall not be responsible for giving such notice and Lessee shall not be entitled to such opportunity to cure more than four (4) times in any period of twelve (12) consecutive months; or

          (ii) Lessee shall fail to perform or comply with any of the other terms, covenants, agreements or conditions hereof and such failure shall continue for more than thirty (30) days after written notice thereof from Lessor; provided, however, that if the default is of such a nature that 2t cannot be cured within thirty (30) days, Lessee shall not be considered in default if Lessee shall, within such period, have commenced with due diligence and dispatch to cure such default and shall thereafter complete with due diligence and dispatch the curing of such default; or

          (iii) Lessee shall fail to keep the premises open for business in accordance with the terms of this lease; or

          (iv) Lessee shall vacate or desert the premises or remove or attempt to remove Lessee's goods or property from the premises, except in the ordinary and usual course of business; or

          (v) Lessee shall make a general assignment for the benefit of creditors, or shall admit in writing Lessee's inability to pay Lessee's debts as they become due, or shall file a petition under any of Chapters 7, 11 or 13 of the Bankruptcy Code, or shall be adjudicated insolvent, or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation relating to bankruptcy or insolvency, or shall file an answer admitting or not contesting the material allegations of a petition against Lessee in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Lessee or any material part of Lessee's properties, or shall be seized by any governmental agency or authority having jurisdiction over Lessee.

          If there is any guarantor or surety of this lease, then subparagraph
     (v) shall apply to any such guarantor or surety as if the word Lessee in said subparagraph had been amended to read "Lessee and Lessee's guarantor and/or surety or some or any of them".

          The notice and grace period provisions in subparagraphs (i) and (ii) above shall have no application to the defaults referred to in subparagraphs (iii), (iv) and (v) above.

     (B) Upon the occurrence of any such event of default (regardless of the pendency of any proceeding which has or might have the effect of preventing Lessee from complying with the terms of this lease), Lessor at any time thereafter may exercise any one or more of the following remedies:

          (i) Termination of Lease. Lessor may terminate this lease, without any right by Lessee to reinstate Lessee's rights by payment of rent due or other performance of the terms and conditions hereof. Upon such termination, Lessee shall immediately surrender possession of the premises to Lessor, and Lessor shall immediately become entitled to receive from Lessee liquidated and agreed damages for the unexpired balance of the term equal to the difference between the aggregate rentals reserved for the balance of the then current term, and the fair rental value of the premises for that period, determined as of the date of such termination; provided, that the amount of such damages shall be discounted at the rate of 5o per annum for the period from the date of payment by Lessee to Lessor to the date of expiration of the term.

          (ii) Reletting. With or without terminating this lease, as Lessor may elect, Lessor may re-enter. and repossess the premises, or any part thereof, breaking open locked doors if necessary, and lease them to any other person upon such terms as Lessor shall deem reasonable, for a term within or beyond the then current term of this lease; provided, that any such reletting prior to termination shall be for the account of Lessee and Lessee shall remain liable for (a) all minimum rent, percentage rent, additional rent and other sums which would be payable under the lease by Lessee in the absence of such termination or repossession, less (b) the net proceeds, if any, of any reletting effected for the account of Lessee after deducting from such proceeds all of Lessor's reasonable expenses in connection with such reletting (including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees and expenses, employee's expenses, alteration costs, and expenses of preparation for such reletting). Lessor shall use commercially reasonable efforts to mitigate its damages.

     If the premises are at the time of an event of default occupied by a subtenant or assignee, Lessor may, as Lessee's agent, collect rents due from such occupant and apply such rents to the rent and other amounts due hereunder without in any way affecting Lessee's obligation to Lessor hereunder. Such agency, being given for security, is hereby declared to be irrevocable.

     (C) No expiration or termination of this lease pursuant to subparagraph
(B)(i) above or by operation of law, and no repossession of the premises or any part thereof pursuant to paragraph (B) above or otherwise shall relieve Lessee of Lessee's liabilities and obligations hereunder, all of which shall survive such expiration, termination or repossession, and Lessor may, at its option, sue for and collect rent and other charges due hereunder at any time and from time to time as and when such charges accrue.

     (D) Lessor may remove all persons and property from the premises, and store such property in a public warehouse or elsewhere at the cost of and for the account of Lessee, without service of notice or resort to legal process (all of which Lessee expressly waives,) and without being` deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby.

     (E) The parties hereto hereby waive trial by jury in any action, proceedings, or counterclaim brought by either of them against the other for any matters arising out of or in any way connected with this lease, the relationship of Lessor and Lessee, Lessee's use or occupancy of the premises, and/or any claim of injury or damage. This shall not be construed, however, as a waiver of Lessee's right to assert any such claims in any separate action brought by Lessee.

     (F) Lessee hereby expressly waives any and all rights of redemption granted by or under any present or future law in the event this lease is terminated or Lessee is evicted or dispossessed by reason of violation by Lessee of any of the provisions of this lease.

     (G) In the event of breach or threatened breach by either party of any provision of this lease, the other party shall have the right of injunction as if other remedies were not provided for herein.

     (H) No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy herein or by law provided, but they shall be cumulative and each shall be in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute; and all such rights and remedies may be pursued singularly, cumulatively and successively, as the other party hereto may elect.

     (I) Any rent (including percentage rent and all charges and other sums collectible as additional rent), overdue for a period of more than ten (10) days shall bear interest at the rate (the "Default Rate") of two percent (20) per annum above the prime rate of interest announced from time to time by CoreStates Bank, N.A. of Philadelphia, Pennsylvania (or its successor) (or the highest rate allowed by law, if less) until paid. Such interest shall be considered additional rent and shall be payable on demand.

     (J) If an event of default by Lessee hereunder shall occur, Lessor may perform the same for and at the expense of Lessee, after first giving notice to Lessee of its intention to do so, except that no such notice shall be required in the event of an emergency requiring immediate action. If Lessor at any is compelled to pay, or elects to pay, any sum of money, or to do any act which will require the payment of any sum of money, by reason of the failure of Lessee to comply with any provisions hereof, or if Lessor is compelled to incur any expense, including reasonable counsel fees, in instituting, prosecuting or defending against any action or proceeding instituted by reason of any default by Lessee hereunder, the amount of such payments or expenses shall be paid by Lessee to Lessor as additional rent on the next day following such payment or the incurring of such expenses upon which a regular monthly rental payment. is due, together with interest thereon at the Default Rate.

     (K) No waiver by either party of any breach by the other party of any of such other party's obligations, agreements or covenants, hereunder shall be a waiver of any subsequent breach or of any other obligation, agreement or covenant, nor shall any forbearance by either party to seek a remedy for any breach by the other party be a waiver by such party of its rights and remedies with respect to such breach or any subsequent breach.

     (L) Both parties expressly waive any right of defense which it may have based on any purported merger of any cause of action, and neither the commencement of any action or proceeding nor the settlement thereof or entering of judgment therein shall bar either party from bringing subsequent actions or proceedings from time to time.

     (M) Upon the expiration of the then current term of this lease or the earlier termination or surrender hereof as provided in this lease, it shall be lawful for any attorney to appear as attorney for Lessee as well as for all persons claiming by, through or under Lessee and to sign an agreement for entering, in any competent Court an action in ejectment against Lessee and all persons claiming by, through or under Lessee and therein confess judgment for the recovery by Lessor of possession of the premises, for which this lease (or a copy thereof) shall be a sufficient warrant, whereupon, if Lessor so desires, a writ of possession or other appropriate writ under the Rules of Civil Procedure then in effect may issue forthwith, without any prior writ or proceedings; provided, however, that if for any reason after such action shall have been commenced, the same shall be determined and possession of the premises remain in or be restored to Lessee, Lessor shall have the right for the same event or events of default and upon any subsequent event or events of default, or upon expiration of the term of this lease, to bring one or more further action or actions as hereinbefore set forth to recover possession of the premises and confess judgment for the recovery of possession of the premises as hereinabove provided.

     (N) In any action of ejectment, Lessor shall first cause to be filed in such action an affidavit made by Lessor or someone acting for Lessor, setting forth the facts necessary to authorize the entry of judgment, and, if a true copy of this lease (and of the truth of such copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding. Lessee hereby releases to Lessor and to any and all attorneys who may appear for Lessee all procedural errors in said proceedings and all liability therefor. If proceedings shall be commenced by Lessor to recover possession under the Acts of Assembly and Rules of Civil Procedure, either at the end of the term or earlier termination of this lease, or for nonpayment of rent or any other reason, Lessee specifically waives the right to the three (3) months' notice required by the Landlord and Tenant Act of 1951, and agrees that five (5) days' notice shall be sufficient in either or any such case.

     (0) Lessor expressly waives the right to distrain against the goods or property of the Lessee which at any time may be located upon the premises. Furthermore, in the event that Lessor shall at any time and in any manner acquire possession of the premises, Lessor agrees that in the event there are located at the premises safe deposit boxes that contain the property of customers of Lessee, that possession of the premises by Lessor shall in no way include the right to claim or assert any lien against the property of the third parties that is located in such safe deposit boxes and Lessor agrees to fully cooperate in efforts to assist such parties to recover their assets held in said safe deposit boxes. Lessee covenants and agrees to reimburse Lessor for any and all costs incurred by Lessor in connection with its efforts in assisting such third parties to recover their assets held in safe deposit boxes, as aforesaid.

Article 17.  Intentionally Omitted.

Article 18.  Subordination.

     Lessor represents to Lessee that there are no mortgages, ground leases or other encumbrances now existing on or against the building or the lot on which it is located. Lessee agrees, upon written request of Lessor, to execute, acknowledge and deliver such instruments as shall be desired by any subsequent mortgagee or proposed mortgagee or by any person holding or about to acquire a ground rent or other encumbrance, to subordinate this lease to such lien or other encumbrance and to attorn to the holder thereof, provided always that such holder grants to Lessee rights of non-disturbance and attornment pursuant to an instrument in form and substance satisfactory to Lessee in Lessee's reasonable discretion.

Article 19.  Condemnation.

     (A) In the event of exercise of the power of eminent domain whereby (i) such portion of the building is taken that Lessor is unable to provide the services under this lease or access to the premises is permanently impaired, or
(ii) all or substantially all of the premises or the building is taken, or (iii) if less than substantially all of the building is taken but

Lessor, acting in good faith, determines that it is economically unfeasible to continue to operate the condemned portion as a first-class office building, or
(iv) if less than substantially all of the premises is taken, but Lessee, acting in good faith, determines that because of such taking it is economically unfeasible to continue to conduct its business in the uncondemned portion of the premises, then in the case of (i) or (ii), either party and in the case of (iii) Lessor, and in the case of (iv), Lessee, shall have the right to terminate this lease as of the date that possession of that part which was taken is required to be delivered or surrendered to the condemning authority in which event all rent and other charges shall be adjusted to the date of termination.

     (B) In the event of any total or partial taking of the premises, Lessor shall be entitled to receive the entire award in any such proceeding and Lessee hereby assigns any and all right, title and interest of Lessee now or hereafter arising in or to any such award or any part thereof and Lessee hereby waives all rights against Lessor and the condemning authority, except that to the extent permitted by applicable law, Lessee shall have the right to claim and prove in any such proceeding and to receive any award which may be made to Lessee, specifically for loss of good will, trade fixtures, equipment and moving expenses and the unamortized cost of any improvements made by Lessee at its sole cost so long as the same do not reduce the award otherwise payable to Lessor.

Article 20.  Limitation on Lessor's Liability.

     The Lessor named in the first paragraph of this lease and any subsequent owner of the building shall be liable only for obligations accruing during the period of its ownership or interest in the building, and the liability of any such Lessor and all of its officers, directors, employees, agents and/or partners, as the case may be, shall be limited to such Lessor's estate or other title to or interest in the building and the proceeds thereof following sale, condemnation or casualty.

Article 21.  Parties Bound.

     This lease shall be binding upon, and shall inure to the benefit of, the parties hereto, their respective personal representatives, successors and assigns, subject to the provisions of this lease restricting assignment without consent. Notwithstanding the foregoing, or anything else herein contained, in the event that Lessor's interest or estate in the premises shall terminate by operation of law or foreclosure sale or for any other reason, or if for any reason Lessor ceases to be entitled to the rentals hereunder, then in any such event Lessor shall be released and relieved from all liability and responsibility thereafter accruing to Lessee in connection with any of the terms, covenants or conditions to be performed by Lessor under this lease or by operation of law, and Lessee shall look only to the purchaser or other successor or assignee of Lessor for such performance.

Article 22.  Notices.

     Any notices required or permitted to be given hereunder by either party to the other shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid, addressed as follows: if to Lessor, c/o Sann & Howe, 200 Park Avenue, New York, New York 10166, Attention:
Edwin A. Howe, Jr., Esquire, with copies to CB Commercial Real Estate Group, Inc. Two Penn Center Plaza, Suite 600, Philadelphia, Pennsylvania 19102,
Attention: Building Manager, and to Argus Realty Services, Inc., 450 Lexington Avenue, Suite 1970, New York, New York 10017-3904, and if to Lessee, at the premises (or Lessee's address as hereinafter set forth if mailed to Lessee prior to Lessee's occupancy of the premises), with copies to Mr. Sharnia Buford, 714 Market Street, Philadelphia, PA 19106-2397 and David Felder, Esquire, Saul Ewing Remick & Saul, 3800 Centre Square West, Philadelphia, PA 19102, or if the address of such other party for notices shall have been changed as hereinafter provided, to such other party at such changed address. Either party may at any time change the address for such notices by delivering or mailing to the other party, as aforesaid, a notice advising of the change and setting forth the new address. If the term "Lessee" as used in this lease refers to more than one person or entity, any notice, consent, approval, request, communication, bill, demand or statement given as aforesaid to any one of such persons shall be deemed to have been duly given to Lessee.

Article 23.  Condition of Premises.

     Lessee hereby acknowledges that Lessee has examined the premises and that taking possession of the premises shall be an acknowledgement by Lessee that the premises are in good and tenantable condition, and satisfactory to Lessee, at the beginning of the term hereof. Lessor is under no duty to make repairs or alterations at the time of letting or at any time thereafter except" as specially set forth elsewhere herein.

Article 24.  Number and Gender.

     For the purposes of this lease, the singular shall include the plural and the plural shall include the singular, and the masculine shall include the feminine and the neuter, and the neuter shall include the masculine and the feminine, as the context may require.


Article 25.  Captions.

     The captions contained herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.


Article 26.  Amendments.

     This lease may be modified or amended only by an instrument in writing signed by the party against which enforcement of such modification or amendment is sought.

Article 27.  Partial Invalidity.

     If any clause or provision of this lease, or the application thereof to any person or in any circumstance, shall to any extent be invalid or unenforceable, the remainder of this lease, or the application of such clause or provision to persons or in circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each clause and provision of this lease shall be valid and enforceable to the fullest extent permitted by law.

Article 28.  Lessee's Estoppel Certificate.

     Lessee shall deliver to Lessor, within ten (10) days after request therefor (but not more often than twice in any twelve month period), a certificate to such person as Lessor may designate, certifying that this lease is unamended and in full force and effect and that there are no defaults by Lessor or setoffs against rent hereunder, and the date to which rent has been paid; provided, that in the event this lease has been amended or if there are any alleged defaults or set-offs as aforesaid, such certificate shall specify in precise detail the nature thereof. Lessor shall deliver to Lessee, within ten (10) days after request therefor (but not more frequently than twice in any twelve month period), a certificate to such person as Lessee may designate, certifying that this lease is unamended and in full force and effect and that there are no defaults by Lessee hereunder, and the date to which rent has been paid; provided, that in the event this lease has been amended or if there are any alleged defaults as aforesaid, such certificate shall specify in precise detail the nature thereof.


Article 29.  Holding Over.

     If Lessee shall fail to surrender possession of the premises and remove all of its property therefrom upon termination of this lease, then Lessor may at its option treat Lessee as a tenant from month to month on all the terms and conditions in effect during the final month of the lease term, except that the minimum monthly rent during any such holdover period shall be 125% of the minimum rent payable by Lessee during the final month of the lease term plus all additional rent at the rate then in effect. For purposes of this clause, the word "rent" shall include minimum rent, percentage rent and all additional rent, including, without limitation, any amounts payable under applicable escalation clauses; if escalation clauses involve annualized calculations, a pro rata portion of rent escalation charges for the last year of the lease term shall be considered an item of additional rent payable during the holdover period.


Article 30.  Entire Agreement.

     This lease constitutes the entire agreement between the parties hereto. Except as set forth herein, there are no promises, representations or understandings between the parties of any kind or nature whatsoever.


Article 31.  Chances to Building

     Except as hereinafter set forth, Lessor reserves the right to make any alterations, modifications, changes or additions to the building and common areas it deems necessary or appropriate (excluding the premises); to change the identity and type of stores and tenancies and the dimensions thereof; to change the name of the building in which the premises are located; to change the address or designation of the building in which the premises are located; to convert common areas into leasable areas (including installation of kiosks) or construct temporary or permanent buildings or improvements in the common areas and change the location or character of or make alterations in or additions to the common areas; provided, however, that no such changes will interfere with the location of, or access to, the premises herein demised or otherwise interfere with or adversely affect Lessee's business. Lessor acknowledges that the ability to obtain open, unimpeded and visible frontage on three sides of the building and access to and from the main lobby of the building is a material inducement to Lessee's entering into this lease with Lessor. Lessor shall not, in the exercise of its rights under this Article, take any action which would adversely affect any of the foregoing.


Article 32. Brokers.

     Each party hereto represents and warrants to the other that it has dealt with no broker or other real estate agent so as to entitle such agent to a commission or fee with respect to this lease other than CB Commercial Real Estate Group, Inc. (the "Broker"). The Broker's fee shall be paid by Lessor. Each party hereto covenants and agrees to indemnify and hold the other party hereto harmless from any and all claims for fees and commissions claimed by any other broker with whom the indemnifying party has had any dealings or negotiations with respect to this lease, including attorney's fees arising in connection therewith: Lessor shall indemnify Lessee and hold Lessee harmless against any claims by the Broker.


Article 33.  Liens.

     Provided Lessor advances the Allowance in accordance with the terms and conditions hereof, Lessee agrees promptly to pay for any work done or materials furnished by or on behalf of Lessee in, on or about the premises arid will not permit or suffer any lien to attach to the premises or all or any part of the building by reason thereof, and Lessee shall have no authority or power, express or implied, to create or cause any lien, charge or encumbrance of any kind to be filed against the premises or all or any apart of the building. In the event any lien shall at any time be filed against the premises or any part of the building by reason of work, labor, services or materials alleged to have been performed or furnished by, for or to Lessee or to anyone holding the premises through or under Lessee (excluding Lessor's Work or any other work for which Lessor is responsible hereunder), Lessee shall forthwith cause the same to be discharged of record or bonded to the satisfaction of Lessor. If Lessee shall fail to cause such lien forthwith to be so discharged or bonded within forty-five (45) days after being notified of the filing thereof, then, in addition to any other right or remedy of Lessor, Lessor may discharge the same by paying the amount claimed to be due, and the amount so paid by Lessor and all costs and expenses, including reasonable attorney's fees incurred by Lessor in procuring the discharge of such lien, shall be due and payable by Lessee to Lessor as additional rent on the first day of the next following month.

Article 34.  Existing Lease.

     Lessee is currently occupying other space in the building pursuant to a lease between Penn Center Plaza No. Two, Ltd., an Ohio limited partnership and Lessor's predecessor in interest as the owner of the building, as landlord, and Home Unity Savings & Loan Association, as tenant, dated February 13, 1986, as thereafter amended (as so amended, the "Existing Lease"), Lessee having succeeded to the tenant's interest thereunder effective as of August 27, 1993. Lessor, as a material inducement to Lessee to enter into this lease, hereby agrees with Lessee, and Lessee hereby agrees with Lessor, that the Existing Lease and the respective rights and obligations of the parties thereunder shall continue in full force and effect upon all of its terms and conditions (except as to its expiration date) until the Commencement Date and shall automatically and without the necessity of any further action by Lessor or Lessee terminate on the Commencement Date of the initial term of this lease (or, if this lease is for any reason terminated prior to the Commencement Date, the Existing Lease shall automatically terminate on the later of the date on which this lease terminates or February 28, 1994), except for liabilities accrued to the date of such termination, including, without limitation, Lessee's liability for all minimum and additional rent due under the Existing Lease through the date of such termination and Lessee's obligation to surrender the premises demised by the Existing Lease to Lessor.

     Lessor further agrees with Lessee that (i) Lessee shall have the right (but not the obligation) to relocate and utilize all of said former tenant's trade fixtures, furniture and equipment, including safety deposit boxes, ATM's arid night depositories, acquired by Lessee from The Resolution Trust Corporation, 4nd (ii) Lessee shall have no obligation to (a) restore or repair the premises demised pursuant to the Existing Lease at the termination thereof, (b) remove the vault or any other fixtures or equipment from such space, or (c) remove the vault or any other fixtures from the premises demised hereunder at the expiration of this lease.

Untenantability.

     Notwithstanding any other provision of this lease, if the premises or any part thereof shall be rendered untenantable for any reason (other than by reason of any failure by Lessee to perform any of its obligations under this lease), then except in the case of damage by fire or other casualty (where Article 9 controls):

          (A) all annual minimum rent and additional rent shall abate for the period that the premises remain untenantable (or, in the event that part but less than all of the premises is rendered untenantable, minimum and additional rent shall abate for such period with respect to the portion of the premises that is rendered untenantable); and

          (B) in any case that any such untenantability shall continue for a period of thirty (30) consecutive days, Lessee shall have the right to terminate this lease at anytime after the expiration of such 30-day period and prior to resumption of tenantability, by serving Lessor with written notice thereof, provided that if Lessor is unable to restore the premises to a tenantable condition by reason of factors beyond Lessor's reasonable control, such 30-day period shall be extended until Lessor is able to undertake the necessary actions but not beyond a maximum of five (5) months.

Article 36.  Lessor's Additional Representations and Warranties.

     In addition to all representations and warranties set forth elsewhere in this lease, Lessor represents and warrants that to Lessor's knowledge:

          (A) The building is zoned C-5 Commercial, and that the use of the premises for operation of a retail bank is legal.

          (B) There are no uncured notices of violation issued by any governmental authority with respect to the premises.

          (C) There is no asbestos and no other hazardous, dangerous or toxic materials or substances in the premises or the building other than customary solvents and other materials used in cleaning and maintenance of the building.

Article 37. Lessor's Additional Covenants

     In addition to all covenants and agreements of Lessor set forth elsewhere in this lease, Lessor hereby covenants and agrees as follows:

     (A) Lessee, upon paying rent and observing and keeping all covenants, agreements and conditions of this lease on its part to be kept, shall quietly have and enjoy the premises during the term without hindrance or molestation by anyone claiming by or through Lessor, subject, however, to the exceptions, reservations and conditions of this Lease.

     (B) In connection with any financing obtained by Lessee for the acquisition of furniture and equipment, Lessor shall, without unreasonable delay execute a waiver of lien (in form reasonably acceptable to Lessor) to enable Lessee to procure such financing.

     (C) Lessor shall operate, maintain and manage the building in a manner consistent with the operation, maintenance and management of first-class office buildings in center city Philadelphia.

     (D) Lessor shall provide a security guard or similar security at the front desk located in the lobby at all times, including weekends, holidays and after business hours.

     (E) Lessor will maintain the building common areas in good condition and repair, and will maintain the sidewalks surrounding the building in good condition and repair, substantially free of accumulations of trash and reasonably free of snow and ice.


Article 38.  Lessor's Default.

     If after the Commencement Date Lessor shall continuously be in default for 10 consecutive days following written notice from Lessee in the performance of any of its obligations to provide any service to the premises after written notice thereof from Lessee (unless the default is not susceptible of cure within 10 days after such notice, in which event Lessor shall have failed to commence curing the default within such 10day period after written notice thereof and to diligently prosecute such cure until completion), then in addition to any other rights Lessee may have in law or equity, Lessee may (but shall not be obligated to) cure such default on behalf of Lessor, and Lessor shall reimburse Lessee upon demand for all reasonable out-of-pocket costs incurred by Lessee in curing such default, together with interest at the Default Rate from the date such costs were incurred by Lessee to the date of reimbursement. In the event that Lessor fails to pay such amounts to Lessee within ten (10) days after Lessee has made request for payment, Lessee may at its election set off the amounts due against the payments of rent thereafter coming due under this lease. Notwithstanding the foregoing, Lessee shall not have any right in exercising its remedies under the preceding sentence to make any repairs or modifications to the building systems except those within or solely affecting the premises.


Article 39. Communications Antenna or Dish.

     Lessee shall be permitted to install at its expense a communications antenna or dish on the roof of the building, without payment to Lessor of any additional rent or charge therefor, provided (i) the size, wiring, electronics, location, material and color of the communications antenna or dish shall be subject to Lessor's prior written approval, which approval shall not be unreasonably withheld or delayed; and (ii) Lessee shall have obtained necessary approvals for the communications antenna or dish from all governmental authorities having jurisdiction over the building.


Article 40. Consents and Approvals.

     Where pursuant to any provision of this lease the consent or approval of Lessor or Lessee is required with respect to any matter or thing, such consent or approval shall, unless otherwise expressly provided to the contrary in specific sections of this lease, not be unreasonably withheld or delayed.


Article 41. Authority.

     Each individual executing this lease on behalf of Lessor and Lessee represents and warrants that he or she is duly authorized to execute and deliver this lease on behalf of Lessor arid Lessee respectively and that this lease is binding upon Lessor and Lessee respectively in accordance with its terms.


Article 42. Condition Precedent.

     Notwithstanding anything contained in this' lease to the contrary, it is agreed that this lease is specifically conditioned upon Lessee's receipt of all necessary approvals from the Pennsylvania Department of Banking and the Federal Reserve Board for Lessee's use of the premises as a commercial branch bank and any other regulatory authority having jurisdiction over the use of the premises by Lessee as a commercial branch bank.

Lessee shall use reasonable efforts and shall diligently proceed to obtain such approvals promptly; if the same shall not have been obtained within ninety (90) days from the execution of the lease, either party by notice to the other may terminate this lease, and neither party shall have any liability to the other after such termination is effective.

     IN WITNESS WHEREOF, the parties hereto have executed this lease, under seal, the day and year first above written.

                                    LESSEE:

                                    UNITED BANK OF PHILADELPHIA

                                    By: /s/ Emma C. Chappell
                                        -----------------------------------
                                        Emma C. Chappell
                                        Title: Chairman, President & CEO



[Corporate Seal]                    Attest: /s/ Sharnia Buford
                                            -------------------------------
                                            Sharnia Buford
                                            Title: Executive Vice President

                                    LESSOR:

                                    ORESTES REAL ESTATE CORPORATION B.V.



By:  /s/__________________________      /s/_____________________________
             Managing Director                   Managing Director

                                       MAP

                                 1ST FLOOR PLAN

                                   EXHIBIT "C"

                              RULES AND REGULATIONS

Lessee covenants and agrees with Lessor that:

     1. Lessee shall not affix or maintain outside the premises, including the exterior of the glass panes and supports of the show windows (and within twenty-four (24) inches of any window), door and the exterior walls of the premises, or any place within the premises, if intended to be seen from the exterior of the premises, any signs, advertising placards, names, insignia, notices, trademarks, descriptive material or any other such like item or items except such as shall have first received written approval of Lessor as to size, type, color, location, copy, nature and display qualities. No symbol, design, name, mark or insignia adopted by Lessor for the building shall be used without the prior written consent of Lessor. No illuminated signs in the interior of the premises which are visible from outside the premises shall advertise any product. All signs located in the interior of the premises shall be in good taste so as not to detract from the general appearance of the premises or the building. Lessee shall not use handbills or other forms of advertising without the prior written approval of Lessor.

     2. No awning or other projection shall be attached to the exterior walls of the premises or the building.

     3. No furniture, packages, equipment, supplies or merchandise of Lessee will be received into the building, or carried up or down in the elevators of stairways, except during such hours as shall be designated by Lessor, and Lessor in all cases shall have the exclusive right to prescribe the method and manner in which the same shall be brought into or taken out of the building. Lessor shall in all cases have the right to exclude heavy furniture, safes, merchandise, and other articles from the building which may be hazardous or to require them to be located at designated places in the premises. The cost of repairing any damage to the building caused by taking in or out furniture, safes, merchandise or any article, or any damage caused while the same shall be in the premises, shall be paid by Lessee.

     4. All garbage and refuse shall be kept in the kind of container specified by Lessor, shall be placed in the areas specified by Lessor and prepared for collection in the manner and at the times and placed specified by Lessor. If Lessor shall provide or designate a service for picking up refuse and garbage, Lessee shall use same at Lessee's cost, provided such cost shall be competitive to any similar service available to Lessee.

     5. No radio or television or other similar device shall, be installed, and no aerial shall be erected on the roof, on exterior walls of the premises or the building, or on the grounds, without the prior written consent of Lessor. Any such device shall be subject to removal without notice, at any time. Any costs for such removal shall be borne by Lessee.

     6. No loudspeakers, television sets, phonographs, radios or other devices shall be used in a manner so as to be heard or to be seen outside the premises, without the prior written consent of Lessor.

     7. Sales using the auction method of selling, fire sales (except for those solely involving merchandise damaged at the premises), and closing out or going out of business sales (except for those conducted by Lessee itself for a reasonable period of time which are an integral part of Lessee's conclusion of business at the premises and the termination of Lessee's lease for the premises), shall not be conducted on or about the premises without the prior written consent of Lessor.

     8. Lessee shall keep its display windows illuminated and :signs and lights on the storefront lighted each and every day of the term hereof during the hours designated by Lessor.

     9. Lessee shall not place nor permit any obstructions or merchandise in the service corridors, sidewalks, entrances, passages, courts, corridors, elevators or stairways.

     10. Lessee shall use such pest extermination contractor as Lessor may direct and at such intervals as Lessor may require, provided the cost thereof is competitive to any similar service available to Lessee.

     11. Lessee will cooperate and participate in all security programs affecting the building.

     12. Lessee shall not do or commit, or suffer or permit to be done or committed, any act or thing whereby, or in consequence whereof, the rights of other tenants will be obstructed or interfered with, or other tenants will in any other way be injured or annoyed. Lessee shall not use nor keep nor permit to be used or kept in the store any matter having an offensive odor, nor any kerosene, gasoline, benzine, fuel, or other explosive of highly flammable material. No birds, fish or animals shall be brought into or kept in or about the premises. In addition, no person shall use the premises as sleeping quarters.

     13. Lessee shall obtain all permits or licenses necessary to conduct its business.

     14. Except for those exclusively for use by employees of Lessee which are not visible from the sales area of the premises or the exterior of the premises, Lessee shall not operate any coin or token operated vending machine or similar device for the sale of any goods, wares, merchandise, food beverages, or services, including, but not limited to, pay telephones, pay lockers, pay toilets, scales, amusement devices and machines for the sale of beverages, food, candy, cigarettes or other commodities, without the prior written consent of Lessor.

     15. Lessee shall not place or maintain any temporary fixture for the display of merchandise in front of or within any entrance to the premises which is within. six (6) feet of the front lease line of the premises or within three
(3) feet of any recessed entry of the premises, except such as shall have first received the written approval of Lessor as to size, color, location, nature and display qualities.

     16. Lessee shall not make noise, cause disturbances or vibrations or use or operate any electrical or electronic devices or other devices that emit sound or other waves or disturbances, or create odors (any of which may be offensive to other tenants and occupants of the building) or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the building or elsewhere.

     17. These rules and regulations are not intended to give Lessee any rights or claims in the event that Lessor does not enforce any of them against other tenants or, if Lessor does not have the right to enforce them against any other tenants, and such non-enforcement will not constitute a waiver as to Lessee.

     18. Smoking is not permitted in the common areas of the building, including the restrooms, elevators and elevator lobbies, ground floor lobby, corridors and fire towers.

     19. No bicycles or portions thereof are permitted in the building, including the common areas thereof, and Lessor is not responsible for bicycles left outside the building.

     The foregoing covenants and agreements in this Exhibit "C" shall be referred to collectively as "Rules and Regulations".

     Lessee agrees that Lessor may amend, modify and delete present rules and regulations or add new and additional reasonable rules and regulations for the use and care of the premises, the building of which the premises are a part, the common areas and all of the Concourse. Lessee understands and agrees that such rules and regulations are necessary in order to maintain a high quality center although they may affect Lessee's method of operating and merchandising its store at the premises and Lessee agrees to comply with all such rules and regulations upon notice to Lessee from Lessor or upon the posting of the same in such place within the Concourse as Lessor may designate.

     In the event of any breach of any of the rules and regulations herein set forth or any amendments or additions thereto, Lessor shall have all remedies in this lease provided for default of Lessee.